                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          LASALLE RE HOLDINGS LIMITED
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       NOTICE OF ANNUAL GENERAL MEETING

                                                               January 14, 2000
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF LASALLE RE HOLDINGS LIMITED:

   The Annual General Meeting of LaSalle Re Holdings Limited (the "Company") will be held on February 17, 2000 at 9:00 a.m., local time, at the offices of Conyers Dill & Pearman, Fourth Floor Board Room, Clarendon House, Church Street, Hamilton, Bermuda, for the following purposes:

     (1) To elect four directors to hold office until 2003 and one director to hold office until 2002;

     (2) To appoint Deloitte & Touche as the Company's independent auditors for the fiscal year ending September 30, 2000, to ratify and confirm the interim appointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ended September 30, 1999, and to authorize the Board of Directors to set the fees for the independent auditors; and

     (3) To transact such other further business, if any, as lawfully may be brought before the meeting.

   The shareholders will also receive at the Annual General Meeting the Company's financial statements for the fiscal year ended September 30, 1999 as approved by the Company's Board of Directors.

   Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on December 23, 1999 are entitled to notice of, and to vote at, the Annual General Meeting.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT CONTAINED ON THE FOLLOWING PAGES.

                                         By Order of the Board of Directors,

                                         Guy D. Hengesbaugh
                                         President and Chief Executive Officer

                          LASALLE RE HOLDINGS LIMITED
                               25 Church Street
                               P.O. Box HM 1502
                            Hamilton HM FX Bermuda

                               January 14, 2000

                                Proxy Statement

   The Board of Directors of LaSalle Re Holdings Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m., local time, on February 17, 2000, at the offices of Conyers Dill & Pearman, Fourth Floor Board Room, Clarendon House, Church Street, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the common shares of the Company, par value U.S. $1.00 per share (the "Common Shares"), it represents will, subject to any direction to the contrary, be voted at the meeting in favor of items (1) and
(2) set forth in the "Notice of Annual General Meeting" attached hereto.

   Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Shareholders of record as of the close of business on December 23, 1999 will be entitled to vote at the meeting. As of December 23, 1999, there were outstanding 15,603,652 Common Shares of the Company entitled to vote at the meeting, with each Common Share entitling the holder of record on such date to one vote.

   The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding at least 50% of the issued and outstanding Common Shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. "Broker non-votes" will be counted towards the presence of a quorum, but will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

   The Company has enclosed a copy of its 1999 Annual Report to Shareholders along with this Proxy Statement. This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about January 14, 2000.

   The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a proposal must comply with the Company's Bye-Laws and must relate to a specific agenda item listed in the attached Notice of Annual General Meeting.

                             ELECTION OF DIRECTORS
                          (Proposal 1 on Proxy Card)

   The Company's Board of Directors consists of 10 directors and is divided into three classes with the terms of office of each class ending in successive years. The class of directors with terms expiring in 2000 consists of four directors, the class of directors with terms expiring in 2001 consists of three directors and the class of directors with terms expiring in 2002 consists of three directors.

   The Board of Directors has nominated Victor H. Blake, O.B.E., Robert V. Deutsch, Guy D. Hengesbaugh and Lester Pollack for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2003 and until their respective successors shall have been elected and qualified. The Board of Directors has also nominated Michael A. Conway for election as a director of the Company to serve a two-year term to expire at the Annual General Meeting in 2002 and until his successor shall have been elected and qualified.

   The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

   It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend, or the size of the Board of Directors may be reduced. The proxies cannot be voted for more than five persons for director.

   Certain information with respect to nominees for election as directors proposed by the Board of Directors of the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting, including their principal occupation for the past five years, is set forth below.

Nominees for Election

 For Terms Expiring in 2003

   Victor H. Blake, O.B.E., age 64, has been Chairman of the Company since October 1995 and Chairman of LaSalle Re Limited ("LaSalle Re"), the Company's operating subsidiary, since May 1994. Mr. Blake served as Chief Executive Officer and President of the Company from October 1995 to June 1999, Chief Executive Officer of LaSalle Re from May 1994 to June 1999 and President of LaSalle Re from November 1995 to June 1999. Mr. Blake has 40 years of experience in the insurance industry, concentrating primarily in reinsurance. Mr. Blake served as Chairman and Chief Executive Officer of CNA International Reinsurance Company Ltd. ("CNA Re London"), a leading property and casualty insurer operating in the London market, from its formation in 1976 until October 1995. In addition, he acted as the Chairman and Chief Executive Officer of CNA Re from its formation in April 1994 until October 1995 and continues to act as non-executive Chairman of CNA Re. CNA Re includes CNA Re London and the U.S. reinsurance operations of CNA Financial Corporation (together with its affiliates, "CNA"). Mr. Blake is also founder Chairman of LUC Holdings Ltd, the shareholder of the London Underwriting Centre, a marketplace housing many of the London market insurers and reinsurers. He served as a member of the Council of the London Insurance and Reinsurance Market Association and its predecessor bodies from 1977 to 1996. Mr. Blake was awarded the Order of the British Empire in 1997.

   Robert V. Deutsch, age 40, has been a director of the Company since September 1999. Since September 1999, he has been Senior Vice President and Chief Financial Officer of CNA. From May 1997 to August 1999, Mr. Deutsch was Executive Vice President and a director of Executive Risk Inc. ("ERI"), a speciality insurer based in Connecticut. He was also Chief Financial Officer of ERI from August 1990 to August 1999, Chief Actuary of ERI from June 1987 to August 1999 and Senior Vice President of ERI from June 1987 to April 1997. Mr. Deutsch's professional experience also includes serving as Assistant Vice President with Swiss Re America and a senior manager with Ernst & Young. He is a fellow of the Casualty Actuarial Society, an associate of the Society of Actuaries and a member of the American Acadamy of Actuaries.

   Guy D. Hengesbaugh, age 41, was promoted to President and Chief Executive Officer of the Company and LaSalle Re in July 1999. He previously served as Executive Vice President and Chief Underwriting Officer of the Company since its organization in September 1995, President and Chief Operating Officer of LaSalle Re since September 1998, and Executive Vice President and Chief Underwriting Officer of LaSalle Re from its organization in October 1993 to September 1998. Mr. Hengesbaugh is a director of LaSalle Re. He has 14 years of experience in underwriting management in Chicago, London and Bermuda.

   Lester Pollack, age 66, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Pollack was a Deputy Chairman of LaSalle Re from October 1993 to November 1995. Mr. Pollack has been a Managing Director of Centre Partners Management LLC (an investment services firm) since 1995, Senior Managing Director of Corporate Advisors, L.P. (an investment advisory services firm) ("Corporate Advisors") since 1988 and Chief Executive Officer of Centre Partners, L.P. since 1986. He was a Managing Director of Lazard Freres & Co. LLC (an investment banking firm) from 1986 to 1998. Mr. Pollack is a director of Firearms Training Systems, Inc., Parlex Corporation and Tidewater Inc.

 For Term Expiring in 2002

   Michael A. Conway, age 52, has been a director of the Company since May 1999. Since April 1990, he has been Senior Vice President and Senior Investment Officer of Aon Corporation (an insurance brokerage and underwriting company) (together with its affiliates, "Aon") and President of Aon Advisors (a subsidiary of Aon providing investment management services). Mr. Conway is also currently President and Trustee of the Aon Funds, a family of mutual funds. From 1987 to 1990, he served as President and Chief Executive Officer of Manhattan Nation Corporation, an insurance holding company. From 1984 to 1987, Mr. Conway was Senior Vice President and Chief Investment Officer of the Union Central Life Insurance Company. From 1970 to 1984, he worked in the Aon Investment Department. Mr. Conway is a Chartered Financial Analyst and a charter member of the International Society of Financial Analysts. Mr. Conway is a director of Heller Financial, Inc. and St. Joseph's Carondelet Child Center and an advisor to the Board of Directors of Penske Corporation.

Directors Whose Terms of Office Will Continue After This Meeting

 Directors Whose Terms Expire in 2001

   Clement S. Dwyer, Jr., age 51, has been a director of the Company and LaSalle Re since February 1998. He has 29 years of experience in the insurance industry, concentrating primarily in worldwide property casualty business and the financing of insurance enterprises. Since 1997, Mr. Dwyer has been Managing Member of URSA Advisors, L.L.C. (which provides advisory and capital-raising services to insurance and reinsurance companies). From May to December 1996, he was President and Chief Executive Officer of Signet Star Holdings, Inc. (the holding company for the reinsurance subsidiaries of W.R. Berkeley
Corp). From 1992 to 1996, he was Executive Vice President and Director of Guy Carpenter & Company, Inc. (a reinsurance broker and a subsidiary of Marsh & McLennan Companies Inc.), by whom he had been employed in various executive capacities since 1970.

   Donald P. Koziol, Jr., age 51, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since November 1995. Since October 1999, he has been Vice Chairman of Aon Re Worldwide, Inc. (a reinsurance broker and subsidiary of Aon). From January 1998 to September 1999, he was President and Chief Executive Officer of Alternative Market Operations (also a reinsurance broker and subsidiary of Aon). From February 1997 to September 1999, he was President of Aon Services Group, Inc. (an insurance firm formerly known as Aon Specialty Group), of which he was Executive Vice President from January 1995 to February 1997. Mr. Koziol was Chairman and Chief Executive Officer of Carvill America, Inc. (a reinsurance brokerage firm) from 1984 until 1994.

   Peter J. Rackley, age 61, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief

Executive of Western International Financial Group Ltd. (a Bermuda-based insurance business) since 1993. Prior to that time, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Ltd. and CERTA (UK) Limited and a Director of Stockton Holdings Limited.

 Directors Whose Terms Expire in 2002

   William J. Adamson, age 47, has been Deputy Chairman and a director of the Company since its organization in October 1995, a director of LaSalle Re since its organization in October 1993 and Deputy Chairman of LaSalle Re since November 1995. He also served as Chairman of LaSalle Re from October 1993 to May 1994 and President of LaSalle Re from October 1993 to November 1995. Mr. Adamson has 24 years of experience with CNA in the reinsurance industry in Chicago and London.. Mr. Adamson has acted as Chief Executive Officer of CNA Re and has been Chief Executive Officer of CNA Re London and Senior Vice President of Continental Casualty Company ("CCC") since November 1995. He acted as Chief Operating Officer of CNA Re from its formation in April 1994 to November 1995. Mr. Adamson has been the head of the Chicago-based reinsurance operations of CNA Re and President of CNA Re London and CNA (Bermuda) Services Limited ("CNA Bermuda") since 1993. Prior to his appointment as Senior Vice President of CCC, he was a Group Vice President and a Vice President of CCC and its principal insurance subsidiaries.

   Paul J. Zepf, age 34, has been a director of the Company and LaSalle Re since May 1996. Previously, he had been an alternate director of LaSalle Re since its organization in October 1993. He is a Managing Director of Corporate Advisors (an investment advisory services firm), which he joined in 1989. Mr. Zepf is also a Managing Director of Centre Partners Management llc, which manages Centre Capital Investors II, L.P. and related investment funds. Mr. Zepf is a director of Firearms Training Systems, Inc. and Buca, Inc.

Meetings and Committees of the Board of Directors

   During the fiscal year ended September 30, 1999, the Board of Directors met four times, acted by written consent six times and held twenty meetings of its standing committees. All directors continuing in office or standing for reelection attended at least 75% of the aggregate of such meetings of the Board of Directors and the standing committees of the Board of Directors of which they were a member (or of such meetings during such director's tenure on the Board of Directors) except for Mr. Pollack. Mr. Pollack attended certain meetings of the Board of Directors and certain committee meetings by proxy, as permitted under Bermuda law, and on this basis attended in person or by proxy more than 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he served. The Board of Directors has established five standing committees: Audit, Compensation, Investment/Finance, Nominating and Underwriting/Actuarial.

 Audit Committee

   The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Peter J. Rackley (Chairman), Clement S. Dwyer, Jr. and Paul J. Zepf. The Audit Committee met four times in fiscal year 1999.

 Compensation Committee

   The Compensation Committee is composed entirely of non-management directors and has responsibility for determining executive compensation. The Compensation Committee is comprised of Clement S. Dwyer, Jr. (Chairman), William J. Adamson, Peter J. Rackley and Paul J. Zepf. The Compensation Committee met four times in fiscal year 1999.

 Investment/Finance Committee

   The Investment/Finance Committee approves guidelines that provide standards to ensure portfolio liquidity and safety, approves investment managers and custodians for portfolio assets and recommends asset allocation to the Board of Directors. The Investment/Finance Committee is comprised of Paul
J. Zepf (Chairman), William J. Adamson, Victor H. Blake and Michael A. Conway. The Investment/Finance Committee met four times in fiscal year 1999.

 Nominating Committee

   The Nominating Committee reviews candidates for the Board of Directors and makes recommendations to the Board of Directors. The Nominating Committee will consider a shareholder's suggestion for candidates if mailed to: LaSalle Re Holdings Limited, 25 Church Street, P.O. Box HM 1502, Hamilton HM FX Bermuda. The Nominating Committee is comprised of William J. Adamson (Chairman), Michael A. Conway, Lester Pollack and Peter J. Rackley. The Nominating Committee met three times in fiscal year 1999.

 Underwriting/Actuarial Committee

   The Underwriting/Actuarial Committee establishes guidelines for the Company's underwriters and actuaries and periodically reviews underwriting decisions. The Underwriting/Actuarial Committee is comprised of William J. Adamson (Chairman), Robert V. Deutsch, Donald P. Koziol and Peter J. Rackley. The Underwriting/Actuarial Committee met four times in fiscal year 1999.

Director Compensation

   Non-management directors of the Company were each paid a director's fee of $25,000 per annum plus $1,000 for each board meeting attended and $1,000 for each committee meeting attended. A chairmanship fee of $10,000 per annum is payable to each chairman of a committee, although this is limited to one payment per director. Non-management directors also receive reimbursement of their reasonable cost for attendance at each meeting (including committee meetings). In addition, directors of the Company are eligible to purchase in each calendar year up to $50,000 in value of the Company's Common Shares at a 15% discount to fair market value pursuant to the Company's Employee Stock Purchase Plan.

   On May 26, 1999 the Board of Directors appointed an Ad Hoc Committee on Strategic Alternatives to act for and on behalf of the Board of Directors in investigating potential alternative strategies for the future of the Company, including the consideration of a strategic alliance or business combination between the Company and one or more other entities. At the same time, the Board of Directors asked the chairman of the committee, Clement S. Dwyer, Jr., to devote his personal time and effort to the work of the committee in order to minimize the disruption to the ongoing management of the Company that would otherwise be caused by involving management personnel in the committee's investigative process. Mr. Dwyer was compensated for those additional services at a rate of $2,750 per eight-hour day, plus reimbursement of his reasonable expenses. For his services to the committee during the fiscal year ended September 30, 1999, Mr. Dwyer received aggregate compensation of $75,414 and aggregate expense reimbursement of $3,380. These amounts were paid in addition to the amounts otherwise payable to Mr. Dwyer in connection with his service as a director and committee chairman.

Certain Transactions

 Underwriting Services Agreement and Underwriting Support Services Agreement

   Pursuant to an underwriting services agreement (the "Underwriting Services Agreement") with CNA Bermuda, CNA Bermuda provided underwriting services and underwrote all classes of insurance and reinsurance as agent for LaSalle Re through September 30, 1998. Under the Underwriting Services Agreement, LaSalle Re paid CNA Bermuda (i) an underwriting service fee of 1.5% of gross written and collected premiums per fiscal year and (ii) for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. These fees were negotiated at arm's length and approved by a vote of directors of LaSalle Re who were not affiliated with CNA.

   Effective on October 1, 1998, the Company assumed direct responsibility for its underwriting and all of the personnel formerly assigned by CNA Bermuda to provide contract underwriting services to the Company became employees of the Company. In connection with these changes, the Company entered into an underwriting support services agreement (the "Underwriting Support Services Agreement") with CNA Re Services Company ("CRSC") and CNA Bermuda. Under the Underwriting Support Services Agreement, which expires on September 30, 2001, CRSC provides underwriting support services to the Company on a daily or hourly fee basis when and as requested by the Company. The Company pays CNA Bermuda a $333,333 annual retainer, which is credited against CRSC's daily or hourly fees and associated travel expenses. In recognition of the contribution made by CNA Bermuda to the development of the Company's business, the Company has agreed, subject to certain conditions, to pay CNA Bermuda an underwriting profit commission of 1.67% of the aggregate net underwriting profits of LaSalle Re for each fiscal year during the term of the Underwriting Support Services Agreement for which the Company's loss ratio was 70% or less. With respect to business written prior to October 1, 1998, the Underwriting Support Services Agreement provides for the Company to pay CNA Bermuda the service fee and underwriting profit commission, subject to certain modifications, that would have been due under the former Underwriting Services Agreement, which was terminated effective on October 1, 1998. For the year ended September 30, 1999, this service fee amounted to $909,659 and no underwriting profit commission was payable.

 Investment Management Agreement

   Pursuant to an investment management agreement (the "Investment Management Agreement") with Aon Advisors (UK) Limited ("Aon Advisors"), a subsidiary of Aon, Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors. The Investment Management Agreement expires on December 31, 2000. Pursuant to the terms of the Investment Management Agreement, the Company pays Aon Advisors a fee equal to 0.16375% per annum of the assets under management. The fees for these investment management services were determined in arm's length commercial negotiations. The performance of Aon Advisors and the fees paid are periodically reviewed by the Investment/Finance Committee of the Board of Directors. LaSalle Re paid Aon Advisors investment management fees of $800,500 for the year ended September 30, 1999.

 Shareholders Agreement

   Pursuant to an Amended and Restated Shareholders Agreement dated November 27, 1995 among the Company, LaSalle Re, each of the founding shareholders of LaSalle Re (the "Founding Shareholders") and Mr. Blake (the "Shareholders Agreement"), certain holders of Common Shares have the right to demand that the Company register such shares with the Securities and Exchange Commission in an underwritten or at the market public offering. Such shareholders also have the right to have their Common Shares registered in connection with any registration of securities by the Company. The demand right may be exercised at any time, subject to limitations. In connection with the first four such registrations, the Company is required to bear all registration and selling expenses, other than underwriting fees and commissions. Pursuant to the Shareholders Agreement, the Company also is (i) prevented from engaging in certain activities without the consent of a majority of the holders of exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"), (ii) prevented from incurring certain indebtedness without the consent of a majority of the holders of Common Shares who are parties to the Shareholders Agreement and (iii) prevented from changing the terms of the Exchangeable Non-Voting Shares (other than as contemplated by a conversion agreement among the Company, LaSalle Re and certain of the Founding Shareholders) without the consent of a majority of both of (A) the outstanding Exchangeable Non-Voting Shares and (B) the Common Shares held by certain Founding Shareholders. In addition, upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares. Additionally, LaSalle Re may not knowingly sell reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income without approval of 85% of the Board of Directors of LaSalle Re. If LaSalle Re knowingly sells reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income, then any such shareholder may exercise its registration rights regardless of the number of Common Shares it holds or, at the option of the Company, the Company may repurchase such shareholder's shares for their fair market value.

 Excess Ownership Agreement

   Pursuant to an excess ownership agreement dated November 27, 1995 among LaSalle Re, the Company and certain Founding Shareholders, each such shareholder will at the request of the Company (i) provide certain information on its ownership to the Company, (ii) notify the Company of any change in its ownership and (iii) inquire of each new partner or new 10% owner of the shareholder if such party owns shares in the Company or any ownership interest in any shareholder of the Company. Additionally, under certain circumstances such Founding Shareholders will agree to dispose of all or part of their respective shares of the Company or to exchange them for Exchangeable Non-Voting Shares.

 Reinsurance Transactions with Aon and CNA

   In the year ended September 30, 1999, the Company assumed premiums totaling approximately $8,369,463 from a ceding company related to CNA and ceded premiums totaling approximately $8,090,933 to a reinsurer related to CNA. Absent CNA's relationship with the Company, such transactions might not have taken place. In addition, during the same period the Company wrote premiums totaling approximately $25,266,000 through brokers related to Aon; brokerage fees incurred in respect of this business were approximately $2,526,600 during the same period. The terms of these reinsurance transactions were negotiated between the parties and the Company believes that such terms were at market rates. The Company anticipates similarly assuming business from and ceding business to CNA related companies and writing business through Aon related brokers during the year ending September 30, 2000. However, the quantity of such business for the 2000 fiscal year cannot yet be determined.

 Loan to Executive Officer

   In accordance with Mr. Blake's 1994 employment agreement, the Company loaned Mr. Blake $695,000 to purchase a condominium in Bermuda. The loan is evidenced by a promissory note and interest is payable at the rate of 8% per annum. The Company has agreed to reimburse Mr. Blake for interest paid on the loan. The loan is due at the time the condominium is sold or otherwise transferred by Mr. Blake. Subject to Mr. Blake's right to repay the loan upon termination of his employment, the sale of the condominium is required within a reasonable time following termination of his employment. If Mr. Blake elects to repay the loan upon termination of his employment, the principal of, and any unpaid interest on, the loan will be due on the 50th day after the termination date. If, as of the termination date, the fair market value of the condominium has increased over the amount of the loan, Mr. Blake shall also be required to pay the amount of the increase to the Company. If the fair market value of the condominium has decreased to below the purchase price, the amount due from Mr. Blake shall be reduced by the amount of the decrease.

 Other Transactions

   In 1999, the Company renegotiated the $100 million multi-year Catastrophe Equity Securities Issuance Option Agreement ("CatEPut") that it had originally entered into in 1997. Affiliates of Aon and CNA that were option writers under the 1997 CatEPut are not option writers under the 1999 CatEPut. Aon Capital Markets ("ACM"), a subsidiary of Aon acted as broker in the renegotiation of the CatEPut and will receive an annual brokerage fee of $611,499 beginning in the year ending September 30, 2000.

   After the formation of the Ad Hoc Committee on Strategic Alternatives in May 1999, the Company engaged ACM as one of three investment bankers to assist the Company in investigating and negotiating potential strategic transactions. For these services, the Company has paid ACM a retainer fee of $50,000 and has agreed, upon the consummation of any strategic transaction, to pay ACM a transaction fee equal to (i) 0.20% of the aggregate consideration up to the aggregate of LaSalle Re's shareholder's equity and indebtedness, plus (ii) 0.55% of the aggregate consideration in excess of the aggregate of LaSalle Re's shareholder's equity and indebtedness.

 Certain Relationships

   Michael A. Conway, who became a director of the Company in May 1999, is an executive officer of Aon and Robert V. Deutsch, who became a director of the Company in September 1999, is an executive officer of CNA. As described above, the Company engaged in a number of transactions with affiliates of Aon and CNA during the year ended September 30, 1999 and proposes to engage in similar transactions during the year ending September 30, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

   Directors, officers and beneficial owners of more than 10 percent of any class of equity securities of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on a review of the copies of Section 16 reports furnished to the Company, and certain written representations received by the Company from reporting persons indicating that no other reports were required, the Company knows of no reporting persons who failed to file Section 16 reports on a timely basis during the year ended September 30, 1999.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors, Officers and Other Beneficial Owners

   The following table sets forth information, as of December 31, 1999, with respect to the beneficial ownership of Common Shares and Exchangeable Non-Voting Shares by (i) each individual who served as the Company's chief executive officer ("CEO") during the 1999 fiscal year, (ii) each of the Company's other executive officers whose salary and bonus for the 1999 fiscal year exceeded $100,000 (the "Named Executive Officers"), (iii) each of the Company's directors and nominees for the position of director, (iv) all directors, nominees for director and executive officers of the Company as a group and (v) each shareholder who is known by the Company to beneficially own more than five percent of the outstanding Common Shares or Exchangeable Non-Voting Shares. Unless otherwise indicated, the named individual or entity has sole voting and investment power over the Common Shares set forth below.

                                                                       Percent of
                                                                         Total
                                                                         Common
                          Number of Percent  Number of    Percent of   Shares and
                           Common     of    Exchangeable Exchangeable Exchangeable
                           Shares   Common   Non-Voting   Non-Voting   Non-Voting
Name of Beneficial Owner     (1)    Shares     Shares       Shares       Shares
------------------------  --------- ------- ------------ ------------ ------------
William J. Adamson, Jr..      2,104      *         --         --             *

Victor H. Blake.........    233,258   1.48         --         --             *

Robert V. Deutsch (2)...  1,428,854   9.16   2,282,046      48.29        18.25

Clement S. Dwyer, Jr....     18,100      *         --         --             *

Guy D. Hengesbaugh......    107,155      *         --         --             *

Lester Pollack (3)......    911,917   5.84         --         --          4.49

Peter J. Rackley........      1,104      *         --         --             *

Mark C. Stockton........     21,338      *         --         --             *

Paul J. Zepf (4)........    915,515   5.87         --         --          4.50

All directors and
 executive officers as a
 group (10 persons).....  2,735,799  17.26   2,282,046      48.29        24.39

Aon Corporation (5).....  1,200,674   7.69   2,443,500      51.71        17.93
 123 North Wacker Drive
 Chicago, IL 60606

CNA Financial             1,425,354   9.13   2,282,046      48.29        18.24
 Corporation (6)........
 CNA Plaza
 Chicago, IL 60685

Corporate Advisors, L.P.    911,917   5.84         --         --          4.49
 (3)....................
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020

FMR Corp. (7)...........  1,655,700  10.61         --         --          8.14
 82 Devonshire Street
 Boston, MA 02109

Investors Group Inc.        923,600   5.92         --         --          4.54
 (8)....................
 One Canada Centre
 447 Portage Avenue
 Winnipeg, Manitoba
 Canada R3C 3B6

SDI, Inc. (9)...........    974,710   6.25         --         --          4.79
 232 Court Street
 Reno, NV 89501

--------
*  Less than 1%
(1) Includes 124,986, 63,333, 16,666 and 7,333 Common Shares that Messrs. Blake, Hengesbaugh and Stockton and Clare E. Moran, respectively, have the right to acquire within 60 days of December 31, 1999 by the exercise of vested options and 22,359, 10,064, 1,452 and 580 Common Shares that Messrs. Blake, Hengesbaugh and Stockton and Ms. Moran, respectively, have the right to acquire within 60 days of December 31, 1999 as a result of the vesting (triggered by exercise of those options) of restricted stock granted as anti-dilution adjustments to those options. Also includes 15,994 and 26,656 shares of unvested restricted stock held by Messrs. Blake and Hengesbaugh, respectively.
(2) Of the 1,428,854 Common Shares, 1,425,354 are owned by CCC, a wholly-owned subsidiary of CNA. Of the 2,282,046 Exchangeable Non-Voting Shares, 1,963,896 and 318,150 are owned by CCC and CNA Bermuda, respectively. Mr. Deutsch may be deemed to share voting and investment power over such shares as Senior Vice President and Chief Financial Officer of CNA. Mr. Deutsch disclaims beneficial ownership of such shares.
(3) Of these 911,917 shares, 775,725, 55,380 and 80,812 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board of Administration of Florida ("SBA"), respectively. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. All shares listed in the table as being beneficially owned by Mr. Pollack are beneficially owned by Corporate Advisors. Mr. Pollack may be deemed to share voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Senior Managing Director of Corporate Advisors. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard Freres & Co. LLC. Mr. Pollack is a Managing Director of Lazard Freres & Co. LLC. Mr. Pollack disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares, which options are held by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the SBA, respectively.
(4) Of these 915,515 shares, 911,917 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and SBA. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. Mr. Zepf may be deemed to share voting and investment power over such shares as a Managing Director of Corporate Advisors. Mr. Zepf disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(5) Of these 1,200,674 shares, 555,244, 322,715 and 322,715 are owned by Aon
    Risk Consultants (Bermuda) Ltd. ("Aon Bermuda"), Combined Insurance Company of America ("CICA") and Virginia Surety Company, Inc. ("VSC"), respectively, which are wholly-owned subsidiaries of Aon. Of the 2,443,500 Exchangeable Non-Voting Shares, 1,221,750 are owned by each of CICA and VSC.
(6) All of the 1,425,354 Common Shares are owned by CCC, a wholly-owned subsidiary of CNA. Of the 2,282,046 Exchangeable Non-Voting Shares, 1,963,896 and 318,150 are owned by CCC and CNA Bermuda, respectively. According to information provided in CNA's definitive proxy statement filed with the SEC on March 29, 1999, Loews Corporation owned approximately 85.1% of the outstanding voting securities of CNA as of February 28, 1999.
(7) FMR Corp. is the parent holding company of Fidelity Management & Research Company ("FMRC"), which acts as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the "Fidelity Funds"). Each of FMR Corp. and FMRC has sole investment power with respect to these shares. Sole voting power with respect to these shares is held by the boards of trustees of the respective Fidelity Funds. One of the Fidelity Funds, Fidelity Low Priced Stock Fund, holds 1,502,700 shares or 9.63% of the total outstanding Common Shares. The foregoing information is based on an amended Schedule 13G filed with the SEC on August 10, 1999.

(8) Investors Group Inc. ("IGI") is the parent holding company of I.G. Investment Management, Ltd. ("IGIM"), which provides management services to various open-end mutual fund trusts governed by the laws of the Province of Manitoba, Canada (the "IG Funds"), and of Investors Group Trust Co. Ltd. ("IGTC"), which is the trustee for the unitholders of the IG Funds. Each of IGI, IGIM and IGTC has shared voting and investment power with respect to these shares. Power Financial Corporation owns 67.4% of the common stock of IGI. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation. The foregoing information is based on an amended Schedule 13G filed with the SEC on November 29, 1999.
(9) Excludes options to purchase 68,175 Exchangeable Non-Voting Shares.

                                  MANAGEMENT

Compensation

   The following table sets forth, in summary form, the compensation earned by each individual who served as CEO or a Named Executive Officer of the Company during the 1999 fiscal year.

                          Summary Compensation Table

                                                                         Long-Term
                                        Annual Compensation         Compensation Awards
                                 --------------------------------- ---------------------
                                                                   Restricted Securities
Name and Principal        Fiscal                      Other Annual   Stock    Underlying   All Other
Position                   Year   Salary   Bonus (1)  Compensation Awards (2) Options (3) Compensation
------------------        ------ -------- ----------- ------------ ---------- ----------  ------------
Victor H. Blake ........   1999  $575,000 $    --     $ 87,974(4)   $961,579       --     $ 97,313(5)
 Chairman, Chief           1998   575,000  225,000     137,393(4)    796,601   170,436     188,114(6)
 Executive Officer and     1997   575,000  581,877     209,124(4)        --     85,218     308,644(7)
 President (retired as
 Chief Executive Officer
 and President July 1,
 1999)
Guy D. Hengesbaugh (8)..   1999   412,500  250,000(9)  146,798(10)   109,626       --       50,031(11)
 Chief Executive Officer   1998   300,000  150,000     291,634(10)   420,626   118,000     612,600(11)
 and President             1997   230,000  115,000     241,419(10)       --     45,000       9,660(11)
 (effective July 1,
 1999)
Mark C. Stockton........   1999   240,000  139,000(9)   94,214(12)    21,262       --       24,000(13)
 Senior Vice President
 and Chief Underwriting
 Officer (effective July
 15, 1999)
Andrew Cook.............   1999   137,500      --       58,877(14)       --        --       13,750(15)
 Senior Vice President     1998   225,000  100,000      91,369(14)   308,454    88,000      22,500(15)
 and Chief Financial       1997   185,000  125,000      90,322(14)       --     33,000      18,500(15)
 Officer (resigned
 January 15, 1999)
Robert P. Cuthbert......   1999   300,000  100,000      48,338(16)       --        --        2,959(17)
 Senior Vice President
 and Chief Financial
 Officer (from March 1
 to May 1, 1999)

--------
 (1) In fiscal 1997, Messrs. Blake, Hengesbaugh and Cook elected to use $143,757, $28,746 and $24,760, respectively, of the bonus shown in this column to purchase Common Shares at a discount pursuant to the Company's Employee Stock Purchase Plan.

 (2) At September 30, 1999, the number and value of the restricted Common Shares held by individuals in the Summary Compensation Table were as follows: Mr. Blake, 61,999 shares ($860,236); Mr. Hengesbaugh, 42,503 shares ($589,729); Mr. Stockton, 3,360 shares ($50,366). In each case, dollar values were determined by multiplying the number of shares by $13.875 (the closing price of a Common Share on the NYSE at September 30, 1999).

    On October 1, 1998, Messrs. Blake and Hengesbaugh received restricted stock awards of 30,000 and 25,000 Common Shares, respectively. Mr. Blake's award vests at the rate of 50% on each anniversary of the grant date and Mr. Hengesbaugh's award vests at the rate of 20% on each anniversary of the grant date. Dividends on these restricted shares are paid in additional shares of restricted stock, based on the closing price of a Common Share on the NYSE on the dividend payment date. Mr. Blake received as dividends 536, 684 and 768 additional restricted shares and Mr. Hengesbaugh received as dividends 446, 570 and 640 additional restricted shares on December 18, 1998, March 19, 1999 and June 18, 1999, respectively.

    During the 1999 and 1998 fiscal years, Messrs. Blake, Hengesbaugh, Stockton and Cook received restricted stock awards as set forth below pursuant to the amended anti-dilution provisions of stock options granted on November 27, 1995 (the "1995 Options") and May 19, 1997 (the "1997 Options"). These restricted stock awards are made to compensate for the dilutive effect of certain dividends paid by the Company and vest only upon the exercise of the options to which they relate. The 1995 Options and 1997 Options vest at the rate of 20% on each anniversary of the grant date, except for Mr. Blake's 1997 options, which vest at the rate of 33 1/3% on each anniversary of the grant date.

                                                  Number of shares     Number of shares
                                                Awarded with respect Awarded with respect
    Name                       Date of award    to the 1995 Options  to the 1997 Options
    ----                       -------------    -------------------- --------------------
    Victor H. Blake......... March 20, 1998            10,524               5,816
                             June 19, 1998              2,008               1,910
                             September 18, 1998           350                 215
                             December 18, 1998            230                 142
                             March 19, 1999             2,056               1,950
                             June 18, 1999              2,468               2,342

    Guy D. Hengesbaugh...... March 20, 1998             5,557               3,071
                             June 19, 1998              1,061               1,008
                             September 18, 1998           184                 114
                             December 18, 1998            121                  75
                             March 19, 1999             1,086               1,030
                             June 18, 1999              1,303               1,237

    Mark C. Stockton........ December 18, 1998            --                   42
                             March 19, 1999               --                  572
                             June 18, 1999                --                  687

    Andrew Cook............. March 20, 1998             4,075               2,252
                             June 19, 1998                778                 739
                             September 18, 1998           135                  84

    The values shown in the Summary Compensation Table for all restricted stock awards, including any additional restricted shares awarded as dividends, have been calculated by multiplying the number of shares by the closing price of a Common Share on the NYSE on each grant or dividend date, as applicable.
 (3) Effective on March 20, 1998, the anti-dilution provisions of the 1995 Options and the 1997 Options were amended to provide for the Company to make awards of restricted stock to the optionholders on certain dividend payment dates in order to compensate for the dilutive effect of such dividends. See Note (2). This anti-dilution provision superseded a prior provision which compensated for the dilutive effect of such dividends by reducing the exercise price of the options on the dividend payment dates. The new anti-
    dilution provision, which restored the original exercise price of the options, was designed to provide the same economic benefit to optionholders as the prior provision. However, in accordance with published views of the Securities and Exchange Commission staff, the implementation of the new anti-dilution provision has been reported in the Summary Compensation Table, solely for purposes of required disclosure under the securities laws, as the surrender of an existing option followed by the grant of a new option. Thus, 170,436, 90,000 and 66,000 of the options shown in the table as having been granted during fiscal year 1998 to Messrs. Blake, Hengesbaugh and Cook, respectively, do not represent grants of additional options, but merely reflect the March 20, 1998 amendment to the anti-dilution provisions of the previously granted 1995 Options and 1997 Options.
 (4) Includes housing expenses of $64,104 for fiscal 1999, $113,949 for fiscal 1998, and $108,269 for fiscal 1997. For fiscal 1997 also includes a $60,179 discount on 5,806 Common Shares that Mr. Blake elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
 (5) Consists of $49,863 paid in connection with certain pension benefits, $30,732 paid for life insurance covering Mr. Blake, $14,971 paid in respect of pension and compensation consulting services and $1,747 paid to cover relocation expenses.
 (6) Consists of $100,000 paid in connection with certain pension benefits, $33,320 paid in respect of pension and compensation consulting services, $23,202 paid for life insurance covering Mr. Blake and $31,592 paid for permanent health insurance covering Mr. Blake.
 (7) Consists of $126,085 paid for monthly pension contributions, $99,999 paid in connection with certain pension benefits, $48,285 paid in respect of pension and compensation consulting services, $23,705 paid for life insurance covering Mr. Blake and $10,570 paid for permanent health insurance covering Mr. Blake.
 (8) The compensation indicated for fiscal 1998 and 1997 was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Election of Directors--Certain Transactions--Underwriting Services Agreement and Underwriting Support Services Agreement."
 (9) On October 1, 1999, Mr. Hengesbaugh and Mr. Stockton received bonus payments of $250,000 and $115,000, respectively, representing 50% of the total bonus payable under a Cash Incentive Bonus Agreement. The remaining 50% will be paid to each of them on April 1, 2000 if he is employed by the Company at that date. In addition, Mr. Stockton received a merit cash bonus of $24,000 for fiscal 1999.
(10) Includes housing expenses and overseas allowances of $120,000 for fiscal 1999, $264,000 for fiscal 1998 and $218,840 for fiscal 1997. For fiscal 1997 also includes a $12,034 discount on 1,161 Common Shares that Mr. Hengesbaugh elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(11) Consists of $41,250, $12,600 and $9,660 for monthly pension contributions for fiscal 1999, 1998 and 1997, respectively. For fiscal 1999 also includes $6,681 for life insurance covering Mr. Hengesbaugh and $2,100 paid in respect of pension and compensation consulting services. For fiscal 1998, includes deferred compensation of $600,000 paid by CNA Bermuda in recognition of the contribution Mr. Hengesbaugh made to LaSalle Re's business in the first five years of its existence.
(12) Includes housing expenses of $72,000.
(13) Consists of $24,000 paid in connection with monthly pension contributions.
(14) Includes housing expenses of $45,000, $78,000 and $60,000 for fiscal 1999, fiscal 1998 and fiscal 1997, respectively. For fiscal 1997 also includes a $10,365 discount on 1,000 Common Shares that Mr. Cook elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(15) Consists of $13,750, $22,500 and $18,500 paid in connection with a noncontributory pension plan for fiscal 1999, 1998 and 1997, respectively.
(16) Includes housing expenses of $42,000.
(17) Consists of $2,959 paid to cover relocation expenses.

Options and Stock Appreciation Rights

   There were no grants of options or stock appreciation rights ("SARs") during the fiscal year ended September 30, 1999. The following table sets forth information for each individual who served as CEO or a Named Executive Officer of the Company with regard to (i) the exercise of stock options during the fiscal year and (ii) the number of Common Shares underlying unexercised stock options and SARs, and the value of such stock options and SARs, at the end of the fiscal year.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                  and 1999 Fiscal Year-End Options/SAR Values

                                             Number of Securities      Value of Unexercised
                          Shares            Underlying Unexercised         In-the-Money
                         Acquired               Options/SARs at            Options/SARs
                            on     Value      September 30, 1999       at September 30, 1999
Name                     Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     -------- -------- ------------------------- -------------------------
Victor H. Blake (1).....    --        --        199,977/311,331         $722,015/$1,952,126
Guy D. Hengesbaugh......    --        --         45,000/73,000                $0/$0
Mark C. Stockton........    --        --         10,000/35,000                $0/$0
Andrew Cook.............  3,228   $74,250             0/0                     $0/$0
Robert P. Cuthbert......    --        --              0/0                     $0/$0

--------
(1) Of the exercisable securities underlying Mr. Blake's options/SARs, 92,035 pertain to SARs and 107,942 to out-of-the-money stock options. Of the securities underlying Mr. Blake's unexercisable options/SARs, 248,837 pertain to SARs and 62,494 to stock options. Based on the Company's financial performance through December 31, 1999, none of Mr. Blake's 248,837 currently unexercisable SARs (shown in the table with a value of $1,952,126) will ever become exercisable. If Mr. Blake's unexercisable SARs are excluded from the calculations in the table, he has 62,494 unexercisable stock options, all of which are out-of-the-money.

Employment Agreements

   Effective October 1, 1999, the Company entered into an amended and restated employment agreement with Guy D. Hengesbaugh to reflect Mr. Hengesbaugh's promotion to the position of President and Chief Executive Officer. The agreement provides for automatic renewal on a daily basis, such that at any time after October 1, 1999, the remaining term of the agreement shall equal two years. However, the additional day-to-day renewals may be terminated by notice from either party, so that the agreement will expire on the two-year anniversary of the date such notice is given. The agreement provides for an increase in Mr. Hengesbaugh's annual salary from $400,000 to $450,000 (retroactive to July 1, 1999, the effective date of his promotion). In addition, Mr. Hengesbaugh is entitled to an annual nondiscretionary bonus based in part on the amount, if any, by which LaSalle Re's return on equity for that year exceeds 10% per annum, and is also eligible to receive a bonus awarded at the discretion of the Board. The agreement provides Mr. Hengesbaugh with certain benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 12 months following the termination of Mr. Hengesbaugh's employment.

   Effective July 1, 1999, the Company entered into an amended and restated employment agreement with Victor H. Blake to reflect the fact that on that date Mr. Blake retired from the position of President and Chief Executive Officer, while continuing to act as Chairman and to perform services for the Company and LaSalle Re. The agreement extends the term of Mr. Blake's employment to September 30, 2003 and provides for the continuation of Mr. Blake's annual salary of $575,000 through October 31, 2000, and the payment of an annual salary of $300,000 for the period beginning on November 1, 2000. The agreement also provides for acceleration of the present value of payments otherwise payable to Mr. Blake upon a change of control or, at the discretion of the Board, upon his termination of employment (other than for cause or by his resignation). The agreement also provides Mr. Blake with certain benefits, including certain disability and life insurance benefits, use of an automobile, and certain club membership through September 30, 2000. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 24 months following the termination of Mr. Blake's employment. In addition, the Company has previously loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda.

   In addition, under a Stock Appreciation Rights Agreement dated April 1, 1994, Mr. Blake has been awarded 340,872 SARs with respect to Common Shares. Based on the Company's financial performance from November 22, 1993 through December 31, 1999, only 92,035 of these SARs are, or will ever become, exercisable. These SARs may be exercised at any time on or before March 30, 2004 or, if earlier, two years after Mr. Blake's termination of employment. The exercise price for each SAR is equal to the fair market value of a Common Share, minus an amount equal to $16.67 minus dividend adjustments. Based on dividend adjustments to date, the current exercise price is $6.03. Alternatively, at the Company's sole discretion, the SARs will entitle Mr. Blake to either (i) the number of special non-voting shares, par value U.S. $1.00 per share, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re (the "Special Non-Voting Shares") equal to the aggregate value of the SARs divided by the fair market value of a Common Share at the exercise date or (ii) upon payment of the base value for each SAR, the number of Special Non-Voting Shares equal to the number of SARs exercised.

   Effective October 1, 1998, the Company entered into an employment agreement with Mark Stockton pursuant to which he now serves as Senior Vice President and Chief Underwriting Officer. The agreement provides for automatic renewal on a daily basis, such that at any time after October 1, 1998, the remaining term of the agreement shall equal one year. However, the additional day-to-day renewals may be terminated by notice from either party, so that the agreement will expire on the one-year anniversary of the date such notice is given. The agreement provides for an annual base salary of $230,000, which effective July 1, 1999 was increased to $275,000 by action of the Compensation Committee. In addition, Mr. Stockton is entitled to an annual nondiscretionary bonus based in part on the amount, if any, by which LaSalle Re's return on equity for that year exceeds 10% per annum, and is also eligible to receive a bonus awarded at the discretion of the Board. The agreement provides Mr. Stockton with certain benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 24 months following the termination of Mr. Stockton's employment.

   Effective March 1, 1999, the Company entered into an employment agreement with Robert P. Cuthbert pursuant to which he served as Senior Vice President, Chief Financial Officer and Treasurer. On May 1, 1999, Mr. Cuthbert resigned from his positions with the Company and, pursuant to a separation agreement, he became entitled to receive salary continuation payments of $25,000 per month through April 2000 and also a bonus of $100,000, half of which was paid immediately upon separation and half of which was paid on September 30, 1999.

   The terms of the options and/or restricted stock held by Messrs. Hengesbaugh, Blake and Stockton provide for accelerated vesting in the following circumstances:

  . The options and/or restricted stock held by each of these officers will become fully exercisable on the date of such officer's termination if such date of termination occurs by reason of the officer's death or disability or because of discharge by the Company other than for cause.

  . The options granted to each of these officers during the 1998 fiscal year and the restricted stock granted to Messrs. Hengesbaugh and Blake in the 1999 fiscal year will become fully exercisable upon the occurrence of a change in control of the Company which is followed within one year by such officer's involuntary termination of employment or by the officer's voluntary termination of employment for good reason, as defined in the option or restricted stock agreement, as the case may be.

  . The 1995 Options and 1997 Options granted to each of these officers will become fully exercisable upon the occurrence of a change in control of the Company.

   In addition, in the event that there is a change in control of the Company, any portion of the cash bonus due to Messrs. Hengesbaugh or Stockton that has not yet been paid will be payable as soon as practicable following the date of the change in control if such officer is employed by LaSalle Re on the date of such change in control.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors consists of Messrs. Dwyer, Adamson, Rackley and Zepf. No member of the Compensation Committee is or was an officer or employee of the Company or served as a director or a member of the compensation committee of any other company, one of whose executive officers served as a member of the Board of Directors or a member of the Compensation Committee of the Board of Directors.

Compensation Committee Report on Executive Compensation

   The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed solely of independent outside directors. Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside consultants with respect to certain compensation-related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder value, and to enable the Company to attract and retain the best possible executive talent.

   In general, the compensation of the Company's executive officers is paid pursuant to employment contracts previously approved by the Compensation Committee or the Board of Directors. The contracts provide for a fixed annual salary plus an annual non-discretionary bonus based on the Company's financial performance, with the possibility of an additional bonus payable at the discretion of the Board of Directors. The relation between Company performance and compensation is embodied in part in these bonus provisions. The measure of performance for purposes of the annual non-discretionary bonus is LaSalle Re's return on equity for the year in question. Based on LaSalle Re's return on equity for the fiscal year ended September 30, 1999, no performance-based bonuses were paid.

   Mr. Hengesbaugh's employment agreement was amended and restated effective October 1, 1999 to reflect his promotion to Chief Executive Officer. In negotiating Mr. Hengesbaugh's amended contract, the Compensation Committee and the Board of Directors took into account, among other things, (1) their desire to compensate officers competitively with other companies in the property catastrophe business, (2) Mr. Hengesbaugh's new role as Chief Executive Officer and (3) their view that, for purposes of determining compensation, the portion of compensation tied to performance should be measured both on an annual basis, as is done with the partially discretionary performance-based bonus, and on a long-term basis in the form of equity or equity equivalents, as is done with stock options.

   Mr. Blake's employment agreement was amended and restated effective July 1, 1999 to reflect the fact that on that date Mr. Blake retired from the position of President and Chief Executive Officer, while continuing to act as Chairman and to perform services for the Company and LaSalle Re. In negotiating Mr. Blake's current and prior contracts, the Compensation Committee and the Board of Directors took into account, among other things, (1) their desire to compensate officers competitively with other companies in the property catastrophe business, (2) Mr. Blake's past compensation and (3) their view that, for purposes of determining compensation, the portion of compensation tied to performance should be measured both on an annual basis, as is done with the non-discretionary performance-based bonus, and on a long-term basis in the form of equity or equity equivalents, as is done with the SARs and stock options.

   In line with the Company's general compensation policies, the Company granted cash bonuses to Mr. Hengesbaugh and Mr. Stockton in recognition of their continuing service to the Company. Fifty percent of the cash bonus awarded to these individuals became payable on October 1, 1999, subject to their continued employment with LaSalle Re on that date, and the remaining fifty percent will become payable to each individual if he continues to be employed by LaSalle Re on May 1, 2000. In addition, in the event that there is a change in control of the Company, any portion of the cash bonus that has not yet been paid will be payable as soon as practicable following the date of the change in control if the individual is employed by LaSalle Re on the date of such change in control.

   The Company is not a U.S. taxpayer, and therefore Section 162(m) of the U.S. Internal Revenue Code (which restricts the deductibility of certain compensation under U.S. tax rules) is inapplicable to the Company's compensation payments.

                                          COMPENSATION COMMITTEE

                                          Clement S. Dwyer, Jr., Chairman
                                          William J. Adamson
                                          Peter J. Rackley
                                          Paul J. Zepf

Performance Graph

   The following graph shows a comparison of cumulative total shareholder returns, including reinvestment of dividends, on the Company's Common Shares to such return for the NYSE composite index and the NYSE financials index for the period beginning on November 21, 1995, the date of the Company's initial public offering, and ending on September 30, 1999, assuming $100 was invested on November 21, 1995. Each measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price at the end of the relevant period.

                                          [PERFORMANCE GRAPH OF LASALLE RE
                                          HOLDINGS]

                                       NYSE             NYSE
         Date           LSH            COMP             FIN
         ----------------------------------------------------
         21-Nov-95      100.00        100.00           100.00
         30-Sep-96      118.52        116.70           120.55
         30-Sep-97      187.68        160.01           182.11
         30-Sep-98      160.32        165.17           177.95
         30-Sep-99       89.00        195.82           194.62


                      APPOINTMENT OF INDEPENDENT AUDITORS
                          (Proposal 2 on Proxy Card)

   The Company's independent auditors are appointed each year at the Annual General Meeting of shareholders pursuant to the Board of Directors' recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has recommended the appointment of Deloitte & Touche as the Company's independent auditors for the year ending September 30, 2000.

   Effective October 25, 1999, the Company's previous independent auditors, KPMG, tendered their resignation citing a potential independence issue that could have arisen in connection with the audit of the Company's September 30, 1999 financial statements. The audit reports of KPMG on the financial statementsof the Company for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the interim period thereafter, there were no disagreements between KPMG and the

Company with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company within the two most recent fiscal years and through the interim period thereafter. Effective on October 25, 1999, upon the recommendation of the Audit Committee and the authorization of the Board of Directors, the Company engaged Deloitte & Touche as its independent auditors for the year ended September 30, 1999. Therefore, in addition to recommending the appointment of Deloitte & Touche as the Company's independent auditors for the year ending September 30, 2000, the Board of Directors has recommended that the shareholders at the Annual General Meeting ratify and confirm the interim action of the Board of Directors appointing Deloitte & Touche as the Company's independent auditors for the year ended September 30, 1999.

   Representatives of Deloitte & Touche will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

   The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ending September 30, 2000, the ratification and confirmation of the interim appointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ended September 30, 1999 and the authorization of the Board of Directors to set the fees for the independent auditors.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Shareholder proposals must be received in writing by the Secretary of the Company no later than September 16, 2000 and must comply with the requirements of the Securities and Exchange Commission in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual General Meeting to be held in 2001. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, the Company may solicit proxies in connection with such Annual General Meeting which confer discretionary authority to vote on any shareholder proposals of which the Secretary of the Company does not receive notice by November 30, 2000. Shareholders who intend to nominate persons for election as directors at general meetings must comply with the advance notice procedures set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before that general meeting. These advance notice procedures require that written notice of such shareholder's intent to make such a nomination be received by the Secretary of the Company not less than 60 days nor more than 120 days prior to the general meeting.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by the Company by mail, and may be made by directors, officers and employees personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc., of Carlstadt, New Jersey, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $5,000.

                                 OTHER MATTERS

   The Board of Directors of the Company does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the attached Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Guy D. Hengesbaugh
                                          President and Chief Executive
                                           Officer

PROXY

                          LASALLE RE HOLDINGS LIMITED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Clare E. Moran, Lisa J. Marshall and Dawna L. Ferguson, or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Company held by the undersigned at the Annual General Meeting of shareholders, to be held at the 4th Floor Boardroom at the offices of Conyers Dill & Pearman, Clarendon House, Church Street, Hamilton, Bermuda on February 17, 2000 at 9:00 a.m. local time, or at any adjournment or postponement thereof, on the matters set forth below in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting.

(1)  TO ELECT DIRECTORS:
     Victor H. Blake          (to hold office until 2003)
     Lester Pollack           (to hold office until 2003)
     Guy D. Hengesbaugh       (to hold office until 2003)
     Michael A. Conway        (to hold office until 2002)

(2) TO APPOINT Deloitte & Touche as the Company's independent auditors for 2000, to ratify and confirm the interim appointment of Deloitte & Touche as the Company's independent auditors for 1999 and to authorize the Board of Directors to set the fees for the independent auditors.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                            SIDE

 [X]  Please mark your votes as in this example.                            6820
                                                                            ----

     This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------

1. Election of Directors. (see reverse)

          FOR       WITHHELD
          [_]          [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. TO APPOINT Deloitte & Touche as the Company's independent auditors for 2000, to ratify and confirm the interim appointment of Deloitte & Touche as the Company's independent auditors for 1999 and to authorize the Board of Directors to set the fees for the independent auditors.

          FOR       AGAINST         ABSTAIN
          [_]         [_]             [_]

--------------------------------------------------------------------------------


                              Please sign below exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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